                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

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                                                Commission Only (as permitted
[X]  Definitive Proxy Statement                 by Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              Gensym Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


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         pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee
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Notes:

Dear Fellow Shareholder:

  We are pleased to enclose our 1998 annual report and proxy statement relating to our Annual Meeting of Shareholders to be held on Friday, May 21, 1999 at 10 a.m. local time at the offices of Hale and Dorr LLP in Boston, Massachusetts.

  We look forward to greeting personally as many of our shareholders as are able to attend. Of course, we recognize that this may not be practical for the majority of our shareholders, and so we have enclosed a proxy card which you may use to ensure the representation of your shares at this meeting.

  At the meeting, in addition to ratifying the appointment of our auditors, shareholders are being asked to approve the election of three Directors for a three-year term. They are two candidates who will be new to the Board, Patrick Courtin and Robert A. Degan, as well as a recently appointed independent outside director, Barry R. Gorsun. All three bring to Gensym operating experience in businesses closely related to your Company's most promising market opportunities. These are highly-qualified candidates dedicated to helping your Company succeed and committed to carrying out their fiduciary duty to maximize shareholder value while representing the interests of all our shareholders. This is our paramount mission.

  We strongly recommend you support these three strong director nominees.

  At the Annual Meeting, I and other members of Gensym's senior management team will present an overview of our strategic plan, including the opportunities we see and how we intend to achieve them. In addition, you will have an opportunity to speak directly with us and ask us questions relevant to your investment in Gensym.

  Please take a moment to review our proxy statement, which has additional information on our Board and our Director nominees. To ensure the representation of your shares at the annual meeting, please also promptly sign, date and return the enclosed form of proxy in the postage-paid envelope provided.

  Please feel free to call me directly if you would like to discuss any aspect of your Company, its business, and the upcoming annual meeting. I can be reached at (617) 588-9276.

  Thank you for your continuing support.

Lowell B. Hawkinson
Chairman and CEO

                         [GENSYM LOGO APPEARS HERE]

                               ----------------

                   Notice of Annual Meeting of Stockholders
                            to be Held May 21, 1999

                               ----------------

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Gensym Corporation, a Delaware corporation (the "Company"), will be held on Friday, May 21, 1999 at 10:00 a.m., at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 (the "Meeting"), for the purpose of considering and voting upon the following matters:

    1. To elect three Class III Directors of the Company to serve for the ensuing three years;

    2. To ratify the appointment by the Board of Directors of Arthur Andersen LLP as independent auditors for the fiscal year ending December 31, 1999; and

    3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

  The Board of Directors has no knowledge of any other business to be transacted at the Meeting.

  The Board of Directors has fixed the close of business on April 9, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and at any adjournments thereof.

  A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1998, which contains consolidated financial statements and other information of interest to stockholders, accompanies this Notice and the enclosed Proxy Statement.

                                          By Order of the Board of Directors,

                                          Lowell B. Hawkinson
                                          Secretary

April 21, 1999

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                              GENSYM CORPORATION
                            125 CambridgePark Drive
                              Cambridge, MA 02140

              Proxy Statement for Annual Meeting of Stockholders
                            To Be Held May 21, 1999

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Gensym Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on Friday, May 21, 1999 at 10:00 a.m. at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 and at any adjournments thereof (the "Meeting").

  All proxies will be voted in accordance with the instructions of the stockholder. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation to the Secretary of the Company. Attendance at the Meeting will not itself constitute revocation of a Proxy unless the stockholder gives affirmative notice at the Meeting that the stockholder intends to revoke the Proxy and vote in person.

  On April 9, 1999, the record date for determination of stockholders entitled to vote at the Meeting, there were outstanding and entitled to vote an aggregate of 6,055,945 shares of Common Stock of the Company, $.01 par value per share (the "Common Stock"). Each share entitles the record holder to one vote on each of the matters to be voted upon at the Meeting.

  The Notice of Meeting, this Proxy Statement, the enclosed Proxy and the Company's Annual Report to Stockholders for the year ended December 31, 1998, which includes the Company's Annual Report on Form 10-K for the year ended December 31, 1998, are being mailed to stockholders on or about April 23, 1999.

Security Ownership of Certain Beneficial Owners and Management

  The following table sets forth certain information as of January 31, 1999, except as noted, with respect to the beneficial ownership of shares of Common Stock by (i) each person known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) the directors and director nominees of the Company, (iii) the Chief Executive Officer, the Company's four other most highly compensated executive officers who were serving as executive officers on December 31, 1998 and a former executive officer for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer at the end of the last fiscal year (the "Named Executive Officers"), and (iv) the directors and executive officers of the Company as a group.

                                        Amount and Nature of
                                      Beneficial Ownership (1)
                                      ---------------------------
                                       Number of      Percent of
Name and Address of Beneficial Owner    Shares        Class (2)
------------------------------------  -------------- ------------
Dimensional Fund Advisors
 Inc.(3)..................                   343,400          5.7%
  1299 Ocean Avenue
  11th Floor
  Santa Monica, CA 90401

Kopp Investment Advisors,
 Inc.(4)..................                   303,700          5.0%
  6600 France Avenue South
  Suite 672
  Edina, MN 55435

Special Situations Fund
 III, L.P.(5)...............                 380,600          6.3%
Special Situations Cayman
 Fund, L.P.(5)............                   380,600          6.3%
MGP Advisors Limited
 Partnership(5)...........                   137,500          2.3%
AWM Investment Company,
 Inc.(5)..................                   137,500          2.3%
Austin W. Marxe(5)........                   518,100          8.6%
David M. Greenhouse(5)....                   518,100          8.6%
  c/o AWM Investment
   Company, Inc.
  153 E. 53 Street, 51st
   Floor
  New York, NY 10022

Morgan Stanley Dean Witter
 & Co.(6).................                   375,000          6.2%
  1585 Broadway
  New York, NY 10036

Morgan Stanley Dean Witter
 Advisors, Inc.(6)........                   375,000          6.2%
  Two World Trade Center
  New York, NY 10048
Edward Fredkin............                   664,884         11.0%

  Hyslop Road
  Brookline, MA

Lowell B. Hawkinson(7)(8).                   440,000          7.3%

Robert L. Moore(7)........                   332,000          5.5%

John A. Shane(9)..........                    28,098            *

Theodore G. Johnson(10)...                   186,875          3.1%

Thomas E. Swithenbank(11).                     5,800            *

Mark H. Whitworth(12).....                    29,618            *

James T. Pepe(13).........                    20,360            *

William H. Wood(14).......                     5,280            *

Barry R. Gorsun...........                       --             *

Patrick Courtin...........                       --           --

Robert A. Degan...........                       --           --

Stephen Quehl.............                       --           --

All executive officers and
 directors as a group (11
 persons)(15).............                 1,058,607         17.3%

--------
*  Less than 1%

(1) The number of shares beneficially owned by each director and executive officer is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after January 31, 1999 through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

(2) Number of shares deemed outstanding includes 6,055,945 shares outstanding as of January 31, 1999 plus any shares subject to options held by the person in question which are currently exercisable or exercisable within 60 days after January 31, 1999.

(3) The information reported is based on a Schedule 13G, dated February 11, 1999, filed with the Securities and Exchange Commission on February 11, 1999 by Dimensional Fund Advisors Inc., a Delaware corporation ("Dimensional"). Dimensional, an investment company registered under the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the "Portfolios"). In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power over the securities of the Company that are owned by the Portfolios, as to which shares Dimensional disclaims beneficial ownership.

(4) Kopp Investment Advisors, Inc. ("KIA") is a registered investment advisor, in which capacity it has sole voting power over 190,000 shares and shared dispositive power over 113,700 shares. LeRoy C. Kopp, the sole stockholder of KIA, has sole voting power over 10,000 shares and sole dispositive power over 10,000 shares. KIA and Mr. Kopp disclaim beneficial ownership as to all such shares.

(5) The information is based on a Schedule 13G/A, dated February 11, 1999, filed with the Securities and Exchange Commission on February 11, 1999, and a Schedule 13D, dated March 1, 1999, filed with the Securities and Exchange Commission on March 1, 1999, collectively by Special Situations Fund III, L.P., a Delaware limited partnership ("SSF III"), MGP Advisers Limited Partnership, a Delaware limited partnership ("MGP"), Special Situations Cayman Fund, L.P., a Cayman Islands limited partnership (the "Cayman Fund"), AWM Investment Company, Inc., a Delaware corporation ("AWM"), SST Advisors L.L.C., Austin W. Marxe and David M. Greenhouse. AWM is the general partner of MGP. AWM is the general partner of MGP. SSF III and MGP beneficially own 380,600 shares, and the Cayman Fund and AWM beneficially own 137,500 shares. Messrs. Marxe and Greenhouse have sole voting power and sole dispositive power over the 380,600 shares beneficially owned by SSF III and MGP and the 137,500 shares beneficially owned by the Cayman Fund and AWM and officers, directors and members or are principal shareholders of MGP and AWM and have sole voting power and sole dispositive power over an aggregate of 518,100 shares. AWM is the general partner of MGP and the general partner of and investment adviser to the Cayman Fund.

(6) The information reported is based on a Schedule 13G, dated February 5, 1999, filed with the Securities and Exchange Commission on February 5, 1999 jointly by Morgan Stanley Dean Witter & Co. and Morgan Stanley Dean Witter Advisors Inc. (collectively, "Morgan Stanley"). Morgan Stanley has sole voting power over 375,000 shares and shared dispositive power over 375,000 shares. These shares are held in accounts managed on a discretionary basis by Morgan Stanley Advisors Inc., a wholly owned subsidiary of Morgan Stanley Dean Witter & Co. These accounts are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5% of the class.

 (7) The business address of the stockholder is c/o Gensym Corporation, 125 CambridgePark Drive, Cambridge, MA 02140.

 (8) Includes 12,000 shares held by trusts for the benefit of Mr. Hawkinson's children, as to which shares Mr. Hawkinson disclaims beneficial ownership. Also includes shares held by Mr. Hawkinson's spouse, as to which shares Mr. Hawkinson disclaims beneficial ownership.

 (9) Mr. Shane is a General Partner of Palmer Partners, L.P. Includes 3,405 shares held by Palmer Service Corporation, of which Mr. Shane is the President and sole stockholder. Mr. Shane disclaims beneficial ownership except to the extent of his pecuniary interest therein. Also includes 15,300 shares of Common Stock subject to outstanding stock options which are exercisable within the 60-day period following January 31, 1999.

(10) Includes 15,000 shares of Common Stock subject to outstanding stock options.

(11) Includes 1,800 shares of Common Stock subject to outstanding stock options.

(12) Includes 14,720 shares of Common Stock subject to outstanding stock options.

(13) Includes 15,360 shares of Common Stock subject to outstanding stock options.

(14) Includes 5,280 shares of Common Stock subject to outstanding stock options.

(15) Includes 55,800 shares of Common Stock subject to outstanding stock options.

Votes Required

  The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Meeting shall constitute a quorum for the transaction of business at the Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Meeting.

  The affirmative vote of the holders of a plurality of the votes cast by the stockholders entitled to vote at the Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented and voting on the matter is required for the ratification of the appointment of the Company's independent auditors.

  Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter.

                       PROPOSAL 1--ELECTION OF DIRECTORS

  The Board of Directors is divided into three classes, with members of each class holding office for a staggered three-year term. The terms of Dr. Moore and Mr. Gorsun (Class III Directors) will expire at this Annual Meeting of Stockholders; the terms of Messrs. Shane and Swithenbank (Class I Directors) will expire at the 2000 Annual Meeting of Stockholders; and (iii) the terms of Messrs. Hawkinson and Johnson (Class II Directors) will expire at the 2001 Annual Meeting of Stockholders. Dr. Moore will not be standing for re-election as a Class III Director at this Annual Meeting of Stockholders. Upon the expiration of the term of a class of directors at an annual meeting of stockholders, directors will be elected (or re-elected) to serve within such class for a succeeding three-year term.

  The persons named in the enclosed proxy will vote to elect, as Class III Directors, Messrs. Courtin, Degan and Gorsun, the director nominees named below, unless the proxy is marked otherwise. Mr. Gorsun is currently a director of the Company. Messrs. Courtin and Degan are new nominees for Class III directorships. If all three director nominees are elected at this Annual Meeting of Stockholders, the number of Class III Directors will be increased from two to three, and the size of the Board of Directors will be increased from six to seven.

  Each Class III Director will be elected to hold office until the Annual Meeting of Stockholders held in 2002 and until his or her successor is elected and qualified. The nominees have indicated their willingness to serve, if elected; however, if any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee. The Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected.

  For each member of the Board of Directors and the director nominees for election as Class III Directors, there follows information given by each concerning his principal occupation and business experience for the past five years, the names of other publicly held companies of which he serves as a director, his age and length of service as a director of the Company.

Nominees for Terms Expiring in 2002 (Class III Directors)

                                     Principal Occupation, Other Business Experience    Director
             Name              Age During The Past Five Years and Other Directorships    Since
             ----              --- --------------------------------------------------   --------
 Patrick Courtin.............   56         Since March 1996, Mr. Courtin has               --
                                            been president and chief executive
                                            officer of M3i Systems, Inc., a
                                            real time software technology
                                            company. From March 1994 to August
                                            1995, Mr. Courtin served as
                                            chairman and chief executive
                                            officer of Comstream Inc. and
                                            senior vice president of Spar
                                            Aerospace.

 Robert A. Degan.............   60         Since November 1998, Mr. Degan has              --
                                            been General Manager of Cisco
                                            Systems, Inc.'s Enhanced Services
                                            & Migration Unit. From 1984 to
                                            November 1998, Mr. Degan served as
                                            a director of Summa Four, Inc. and
                                            from January 1997 to November
                                            1998, Mr. Degan was the president
                                            and chief executive officer of
                                            Summa Four, Inc. From August 1996
                                            to December 1996, Mr. Degan served
                                            as an executive vice president of
                                            Sync Research Inc. From 1991 to
                                            1996, Mr. Degan was the president,
                                            chief executive officer and a
                                            director of Tylink Corporation, a
                                            data communications company. Mr.
                                            Degan is also a director of
                                            Lancast, Inc. and Versatile
                                            Information Products.
 Barry R. Gorsun.............   56         Director of the Company since                  1998
                                            December 1998. Mr. Gorsun joined
                                            Summa Four, Inc. in April 1983 as
                                            vice president of operations and
                                            served as chief operating officer
                                            from January 1987 until his
                                            appointment as president and chief
                                            executive officer in July 1988. He
                                            was named chairman in July 1993
                                            and served as chairman until Summa
                                            Four's acquisition by Cisco
                                            Systems, Inc. in November 1998.
                                            Prior to joining Summa Four, Mr.
                                            Gorsun was vice president of
                                            Analogic Corporation.

Directors Whose Terms Expire in 2000 (Class I Directors)

                                     Principal Occupation, Other Business Experience    Director
             Name              Age During The Past Five Years and Other Directorships    Since
             ----              --- --------------------------------------------------   --------
 John A. Shane...............   66         Since 1972, Mr. Shane has been                 1995
                                            president of Palmer Service
                                            Corporation, a venture capital
                                            management company. Mr. Shane is
                                            also a director of Arch
                                            Communications Group, Inc.,
                                            Eastern Bank Corporation,
                                            Overland Data, Inc. and United
                                            Asset Management Corporation, and
                                            a Trustee of New England
                                            Investment Company's Family of
                                            Mutual Funds.
 Thomas E. Swithenbank.......   54         From 1990 until 1998, Mr.                      1997
                                            Swithenbank served as president
                                            and chief executive officer of
                                            Harte-Hanks Data Technologies, a
                                            computer software and service
                                            company specializing in database
                                            marketing systems, a division of
                                            Harte-Hanks Marketing, which is a
                                            subsidiary of Harte Hanks
                                            Communications, Inc. Mr.
                                            Swithenbank is a director of
                                            Pegasystems, Inc. and was an
                                            executive vice president from
                                            1998 to 1999. Since April 1999,
                                            Mr. Swithenbank has been an
                                            executive vice president of
                                            Techmar Communications, Inc.

Directors Whose Terms Expire in 2001 (Class II Director)
                                     Principal Occupation, Other Business Experience    Director
             Name              Age During The Past Five Years and Other Directorships    Since
             ----              --- --------------------------------------------------   --------
 Lowell B. Hawkinson.........   56         Chairman of the Board, Chief                   1986
                                            Executive Officer, Director,
                                            Treasurer and Secretary of the
                                            Company since 1986. Mr. Hawkinson
                                            is also a director of Genrad
                                            Corporation.

 Theodore G. Johnson.........   67         Independent venture investor since             1986
                                            1982. Mr. Johnson is also a
                                            director of Candela Corporation
                                            and a number of privately held
                                            corporations.

  For information relating to shares of Common Stock owned by each of the directors and the director nominees, see "Security Ownership of Certain Beneficial Owners and Management."

Board and Committee Meetings

  The Board of Directors met thirteen times during 1998. All directors attended at least 75% of the meetings of the Board of Directors and of the committees on which they served.

  The Board of Directors has a Compensation Committee, which makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company and administers and recommends stock option grants pursuant to the Company's employee stock plans. The Compensation Committee met five times during 1998. The members of the Compensation Committee are Messrs. Johnson, Shane and Gorsun.

  The Board of Directors has an Audit Committee, which reviews the results and scope of the audit, and other services provided by the Company's independent public accountants and reviews the Company's internal controls. The Audit Committee held four meetings during 1998. The members of the Audit Committee are Messrs. Shane and Swithenbank.

  The Board of Directors formed a Corporate Governance Committee in January 1999 which is responsible for making recommendations as to the number of members of the Board of Directors and composition of the Board and its committees and periodic evaluations of performance. Specific duties include
(i) the nomination of new Board members after consultation with the Chief Executive Officer and (ii) an annual written evaluation of the Board of Directors and its committees. The Corporate Governance Committee will consider nominees recommended to the committee by stockholders. In order for a nominee recommended to the committee by a stockholder to be considered as a candidate to serve on the Board of Directors, such recommendation must be in writing and received by the Secretary of the Company at the Company's offices, 125 CambridgePark Drive, Cambridge, MA 02140, no later than December 9. The members of the Corporate Governance Committee are Messrs. Gorsun and Swithenbank.

Director Compensation

  Directors who are not employees of the Company receive $12,000 annually, plus $1,000 for attendance at each meeting of the Board of Directors and $750 for attendance at each meeting of a committee on which the director serves, plus expenses. Non-employee directors are eligible to receive stock options under the Company's 1995 Director Stock Option Plan, and all directors are eligible to receive stock options under the Company's 1994 Stock Option Plan and 1997 Stock Incentive Plan.

  Under the 1995 Director Stock Option Plan (the "1995 Director Plan"), each non-employee director receives on June 30 each year a nonstatutory option to purchase 3,000 shares of Common Stock of the Company at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. The option becomes exercisable, subject to the optionee's continued service as a director of the Company or 90 days thereafter, in five equal installments commencing on the date of grant and on each of the first four anniversaries of the date of grant. On June 30, 1998, the Company granted to each of Messrs. Johnson, Shane and Swithenbank a nonqualified option to purchase 3,000 shares of Common Stock at an option exercise price of $4.438 per share. As of January 31, 1999, options for the purchase of a total of 18,000 shares of Common Stock had been granted under the 1995 Director Plan.

Compensation to Executive Officers

  The following table sets forth certain information with respect to the annual and long-term compensation earned for each of the last three years of the Company's Chief Executive Officer and the Named Executive Officers.

                          SUMMARY COMPENSATION TABLE

                                                              Long-Term
                                                            Compensation
                                                           ---------------
                                 Annual Compensation(1)        Awards
                               --------------------------- ---------------
                                                             Securities     All Other
                                                             Underlying    Compensation
  Name and Principal Position  Year Salary ($)  Bonus ($)  Options/SARs(#)    ($)(2)
  ---------------------------  ---- ----------- ---------- --------------- ------------
Lowell B. Hawkinson.......     1998  $231,250        --           --          21,450
  Chief Executive Officer      1997  $220,000        --           --          15,124
                               1996  $200,000        --           --          10,228

Robert L. Moore...........     1998  $207,500        --           --          18,101
  President                    1997  $200,000        --           --          12,925
                               1996  $200,000        --           --           8,300

James T. Pepe.............     1998  $163,340        --        19,200         19,244
  Vice President, Product      1997  $160,000        --           --          12,577
   Development                 1996  $160,000        --           --           8,397

William H. Wood (3).......     1998  $183,125    $30,000        3,000        111,135
  Senior Vice President,       1997  $139,327    $10,000       40,000        114,060
  Communications Business
   Unit and Corporate
   Marketing

Mark H. Whitworth.........     1998  $147,500        --        27,200         12,718
  Vice President, Advanced     1997  $140,000        --        12,000          6,571
  Systems Business Unit        1996  $120,000        --           --           3,279

Stephen Quehl (4).........     1998  $175,000    $52,500          --          19,274
  Executive Vice
   President,                  1997       --         --        80,000            --
   Worldwide Field
    Operations

--------
(1) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), Other Annual Compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total amount of annual salary and bonus for the executive officer for the fiscal year indicated.

(2) All Other Compensation includes the following: (a) the Company's contributions for Mr. Hawkinson, Dr. Moore and Messrs. Pepe, Wood, Whitworth and Quehl under the Company's 401(k) Plan in the amounts of $4,519, $4,110, $3,917, $0 and $3,667, respectively, for fiscal 1998; (b)
    payments for health and dental benefits and long term disability insurance made by the Company for Mr. Hawkinson, Dr. Moore and Messrs. Pepe, Wood, Whitworth and Quehl in the amounts of $11,449, $9,038, $9,443, $11,134, $3,868 and $9,274, respectively, for fiscal 1998; and (c) $105,000 earned by Mr. Wood in his capacity as a consultant to the Company prior to being employed by the Company.

(3) Mr. Wood joined the Company on March 17, 1997. The bonus paid to Mr. Wood in fiscal 1997 was in connection with his recruitment by the Company.

(4) Mr. Quehl resigned his position effective October 13, 1998.

 Option Grant Table

  The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 1998 by the Company to the Named Executive Officers:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                      Individual Grants
                         ---------------------------------------------------------------------------
                                                                                Potential Realizable
                                                                                      Value at
                                                                                   Assumed Annual
                           Number of    Percent of Total                           Rates of Stock
                           Securities     Options/SARs                           Price Appreciation
                           Underlying      Granted to    Exercise or             for Option Term(4)
                          Options/SARs    Employees In   Base Price  Expiration --------------------
Name                     Granted (#)(1)  Fiscal Year(2)   ($/Sh)(3)     Date      5%($)     10%($)
----                     -------------- ---------------- ----------- ---------- --------- ----------
Lowell B. Hawkinson.....         --           --              --           --         --         --
Robert L. Moore.........         --           --              --           --         --         --
James T. Pepe...........   19,200 (5)         2.0           $4.27     06/01/04  $  51,559 $  130,661
William H. Wood.........    2,400 (6)          (6)           4.27     04/07/07      6,445     16,333
                           24,000 (6)          (6)           4.27     01/27/08     64,449    163,327
Mark H. Whitworth.......    2,400 (7)          (7)           4.27     06/24/03      6,445     16,333
                            1,200 (7)          (7)           4.27     12/09/03      3,222      8,166
                            4,000 (7)          (7)           4.27     01/19/05     10,741     27,221
                           10,000 (7)          (7)           4.27     11/02/05     26,854     68,053
                            9,600 (7)          (7)           4.27     05/21/07     25,780     65,331
Stephen Quehl (8).......         --           --              --           --         --         --

--------
(1) Represents options granted pursuant to the Company's stock incentive plans. Options granted to Messrs. Pepe, Wood and Whitworth were granted pursuant to the stock option repricing program in replacement of existing options. The newly granted options are exercisable in five equal installments commencing on the first anniversary of the original dates of grant of the replaced options.

(2) Calculated based on an aggregate of 835,698 options granted to all employees and directors under all of the Company's stock plans during fiscal 1998, including 537,268 options granted in exchange for 704,290 options canceled as part of the option repricing program.

(3) The exercise price is equal to 110% of the fair market value of the Company's Common Stock on November 20, 1998, the date of repricing.

(4) Potential realizable value is based on an assumption that the market price of the stock will appreciate at the stated rate, compounded annually, from the date of grant of the original option until the end of the 10-year term. These values are calculated based on rules promulgated by the Commission and do not reflect the Company's estimate or projection of future stock prices. Actual gains, if any, on stock option exercises will be dependent upon the future performance of the price of the Company's Common Stock.

(5) Includes the replacement of options representing the right to purchase an aggregate of 26,400 shares of Common Stock of the Company. Further, includes an option representing the right to purchase 3,000 shares of Common Stock of the Company was granted on January 27, 1998.

(6) Includes the replacement of options representing the right to purchase 33,000 shares of Common Stock of the Company. The aggregate number of options granted to Mr. Wood equals 3.3% of the total options granted to employees in 1998.

(7) Includes the replacement of options representing the right to purchase an aggregate of 34,000 shares of Common Stock of the Company. The aggregate number of options granted to Mr. Whitworth equals 3.0% of the total options granted to employees in 1998.

(8) Mr. Quehl resigned his position effective October 13, 1998.

 Year-End Option Table

  The following table summarizes certain information regarding stock option exercises by each of the Named Executive Officers during 1998 and stock options held as of December 31, 1998 by each of the Named Executive Officers.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                                     Value of
                                                Number of Shares   Unexercised
                                                   Underlying      In-the-Money
                                                   Unexercised       Options
                                                Options at Fiscal   at Fiscal
                      Number of Shares              Year-End         Year-End
                        Acquired on     Value     (Exercisable/   (Exercisable/
                          Exercise     Realized  Unexercisable)   Unexercisable)
Name                        (#)          ($)           (#)            ($)(1)
----                  ---------------- -------- ----------------- --------------
Lowell B. Hawkinson.        --           --                 --         --
Robert L. Moore.....        --           --                 --         --
James T. Pepe.......        --           --        12,800/6,400        --
William H. Wood.....        --           --       10,400/16,000        --
Mark H. Whitworth...        --           --       13,920/13,280        --
Stephen Quehl(2)....        --           --                 --         --

--------
(1) Value of unexercised in-the-money options represents the difference between the closing price of the Company's Common Stock on December 31, 1998 ($3.125) and the exercise price of the option, multiplied by the number of shares subject to the option.

(2) Mr. Quehl resigned his position with the Company effective October 13, 1998. His unexercised options were canceled upon his resignation.

Report of the Compensation Committee on Executive Compensation

  The Compensation Committee of the Company's Board of Directors is responsible for establishing compensation policies with respect to the Company's executive officers, including the Chief Executive Officer, the President and the Named Executive Officers, and setting the compensation for these individuals.

  The Compensation Committee seeks to achieve three broad goals in connection with the Company's executive compensation programs and decisions regarding individual compensation. First, the Compensation Committee structures executive compensation programs in a manner that the Committee believes will enable the Company to attract and retain key executives. Second, the Compensation Committee establishes compensation programs that are designed to reward executives for the achievement by the Company of operating income goals and the achievement by the executives of certain assigned objectives. By tying compensation in part to particular goals, the Compensation Committee believes that a performance-oriented environment is created for the Company's executives. Finally, the Company's executive compensation programs are intended to provide executives with an equity interest in the Company so as to link a portion of the compensation of the Company's executives with the performance of the Company's Common Stock.

  The compensation programs for the Company executives generally consist of three elements based upon the foregoing objectives: base salary; annual cash bonus; and a stock-based equity incentive in the form of participation in the Company's stock option plans. In establishing base salaries for executives, including the Chief Executive Officer, the Compensation Committee monitors salaries at other companies, particularly those that are in the same industry as the Company or related industries and/or located in the same general geographic area as the Company, considers historic salary levels of the individual and the nature of the individual's responsibilities and compares the individual's base salary with those of other executives at the Company. In addition, during 1998, as in 1997 and 1996, the Company retained the services of the consulting firm of William Mercer Inc. to review the executive officers' competitive base salary levels and other compensation arrangements and to support the work of the Compensation Committee.

  The Compensation Committee links cash bonuses to annual profitability goals and the achievement by the executives of certain assigned objectives. The individual objectives set for executive officers of the Company are generally both objective and subjective in nature and include such goals as bookings, revenue, profit and departmental objectives. The Compensation Committee believes that these arrangements tie the executive's performance closely to a key measure of success of the Company or the executive's business unit. In 1998 Mr. Hawkinson did not receive a bonus. The Compensation Committee believes that the substantial equity position in the Company held by Mr. Hawkinson provides him with adequate incentives.

  Stock option grants are designed to make a portion of the overall compensation of the executive officers receiving such award vary depending upon the long range performance of the Company. As a result of the applicable vesting arrangements, such grants also serve as a means for the Company to retain the services of these individuals over several years.

  In 1998, the Company granted incentive stock options to its executive officers as follows: On January 27, 1998, Mr. Wood was granted an option for the purchase of 3,000 shares of common stock at an exercise price of $5.63 per share. On January 27, 1998, Richard M. Darer was granted an option for the purchase of 3,500 shares of Common Stock at an exercise price of $5.63 per share. On November 20, 1998, the Company effected a stock option repricing program. See "Report on Repricing Options."

  The compensation philosophy applied by the Compensation Committee in establishing the compensation for the Company's Chief Executive Officer is the same as for the other executive officers. The Compensation Committee set Mr. Hawkinson's salary for 1998 at $235,000. Effective April 1, 1999 Mr. Hawkinson's salary was adjusted to $215,000, representing a $20,000 reduction from the previous year. The Compensation Committee believes that such a base salary is appropriate in light of the factors described above.

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to its chief executive officer and its four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. In this regard, the Company has limited the number of shares subject to stock options which may be granted to Company employees in a manner that complies with the performance-based requirements of Section 162(m). Based on the compensation awarded to the executive officers of the Company, it does not appear that the Section 162(m) limitation will have a significant impact on the Company in the near term. While the Committee does not currently intend to qualify its incentive awards as a performance-based plan, it will continue to monitor the impact of Section 162(m) on the Company.

Compensation Committee Interlocks and Insider Participation

  The current members of the Company's Compensation Committee are Messrs. Shane, Johnson and Gorsun. No executive officer of the Company has served as director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director of or member of the Compensation Committee of the Company.

Certain Transactions

  Prior to joining the Company in March 1997, Mr. Wood was retained as a consultant. During fiscal 1997, Mr. Wood earned $105,000 for his consulting services to the Company.

  On October 1, 1997, the Company entered into a Secured Promissory Note (the "Promissory Note") with Stephen R. Quehl, the Company's Senior Vice President, Worldwide Field Operations, pursuant to which

Mr. Quehl received a loan from the Company in the amount of $100,000 at an interest rate of 8.5%. The loan, which is due and payable on October 1, 2000, was secured by the pledge of shares of Common Stock of the Company. Under the terms of the Promissory Note, the loan was to be forgiven in full if Mr. Quehl remained continuously employed with the Company during the three-year period ending October 1, 2000 (the "Loan Period"). If Mr. Quehl left the Company's employ prior to that time, a portion of the loan was to be forgiven, pro rata, based on the number of months Mr. Quehl had been employed during the Loan Period. The loan was also to be forgiven in the event the Company was acquired for less than $5.8735 per share if, following the acquisition, Mr. Quehl was not retained by the Company at an equivalent level. On October 13, 1998, Mr. Quehl voluntarily terminated his employment relationship with the Company. On October 13, 1998, Mr. Quehl paid the $69,969.21 balance of the Promissory Note in full.

Section 16(a) Beneficial Ownership Reporting Compliance

  Based solely on its review of copies of reports filed by individuals required to make filings ("Reporting Persons") pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or written representations from certain Reporting Persons that no Form 5 filing was required for such persons, the Company believes that during fiscal 1998 all filings required to be made by its Reporting Persons were timely made in accordance with the requirements of the Exchange Act, except for a Form 4 filed on behalf of Mr. Swithenbank on September 1, 1998 for the purchase of 2,000 shares of Common Stock of the Company on July 31, 1998.

                            STOCK OPTION REPRICING

  The following table sets forth certain information concerning all options granted to the Company's executive officers, which were repriced during the fiscal year ended December 31, 1998. The information includes (i) the name and position of each executive officer who participated in the repricing program,
(ii) the date of such repricing, (iii) the number of securities underlying repriced options, (iv) the per share market price of the underlying security at the time of the repricing, (v) the original exercise price of the repriced option at the time of the repricing, (vi) the per share exercise price of the option repriced and (vii) the original option term remaining at the date of repricing.

                            OPTION REPRICING TABLE

                                     Number                                  Length of
                                   of Shares   Market   Exercise             Original
                                   Subject to Price per Price per           Option Term
                                    Options   Share at  Share at    New      Remaining
                          Date of   Repriced   Time of   Time of  Exercise  at Date of
  Name                   Repricing    (3)     Repricing Repricing  Price   Repricing (1)
  ----                   --------- ---------- --------- --------- -------- -------------
Troy A. Heindel (2)..... 11/20/98     1,152     $3.88     $6.00    $4.27         55
                         11/20/98       672     $3.88     $7.50    $4.27         60
                         11/20/98     3,376     $3.88     $7.50    $4.27         73
                         11/20/98     4,000     $3.88     $7.50    $4.27         84
                         11/20/98     6,400     $3.88     $6.50    $4.27        102

James T. Pepe........... 11/20/98    19,200     $3.88     $7.50    $4.27         71

Mark H. Whitworth....... 11/20/98     2,400     $3.88     $7.50    $4.27         55
                         11/20/98     1,200     $3.88     $7.50    $4.27         60
                         11/20/98     4,000     $3.88     $7.50    $4.27         73
                         11/20/98    10,000     $3.88     $7.50    $4.27         84
                         11/20/98     9,600     $3.88     $6.50    $4.27        102

William H. Wood......... 11/20/98     2,400     $3.88     $5.63    $4.27        109
                         11/20/98    24,000     $3.88     $5.88    $4.27        103

--------
(1) The original option term was not amended at the time of the repricing. Data is presented in terms of months.

(2) All unexercised options issued pursuant to the stock option repricing program were forfeited upon termination of employment.

(3) The repriced options represent the right to purchase 80% of the number of shares of Common Stock that the old options represented.

                          REPORT ON REPRICING OPTIONS

  On October 22, 1998, the Compensation Committee of the Board of Directors approved a repricing of stock options granted to employees pursuant to the Company's stock option plans. All employees who held stock options granted under one of the Company's stock option plans with exercise prices greater than $3.88 per share, the closing price of the Company's Common Stock on November 20, 1998, were offered the opportunity to exchange all of these stock options for new options representing the right to purchase 80% of the shares of Common Stock represented by the exchanged options. Executive officers who chose to have their options repriced were repriced at an exercise price of $4.27 per share, or 110% of the closing stock price on November 20, 1998.

  Because of the decline in the market value of the Company's Common Stock, certain outstanding options on November 20, 1998 were exercisable at prices that exceeded the market value of the Common Stock. In view of this decline and in keeping with the Company's philosophy of utilizing equity incentives to motivate and retain qualified employees, the Compensation Committee felt that it was important to regain the incentive intended to be provided by options to purchase shares of the Company's Common Stock.

  Pursuant to the terms of the repricing, 157 option holders, holding options to purchase an aggregate of 704,290 shares of the Company's Common Stock, which had an exercise price of greater than $3.88 per share (the "Existing Options"), were offered the opportunity to exchange their existing options for 537,268 new options having an exercise price of $3.88 per share, the closing price of the Company's Common Stock on November 20, 1998, the date of the repricing (the "New Options").

  The New Options modify only the exercise price of the Existing Options and the number of shares of Common Stock represented by the Existing Options to which each relates and, like the Existing Options, are governed by the respective option plan under which they were originally granted. Therefore, except for the different exercise price and number of shares of Common Stock represented by the Existing Options, the terms of the option agreements, including the vesting schedule, relating to the New Options are the same as the terms of the option agreements for the Existing Options that are replaced.

                                          COMPENSATION COMMITTEE

                                          John A. Shane
                                          Theodore G. Johnson
                                          Barry R. Gorsun

Comparative Stock Performance

  The comparative stock performance graph below compares the cumulative total stockholder return on the Common Stock of the Company for the period from February 16, 1996 through December 31, 1998 with the cumulative total return on (i) the Nasdaq Composite Index, and (ii) the Nasdaq Computer & Data Processing Services Index. The comparison assumes the investment of $100 on February 16, 1996 in the Company's Common Stock and in each of the indices and, in each case, assumes reinvestment of all dividends, if any. Prior to February 16, 1996, the Company's Common Stock was not registered under the Exchange Act.

                          [GENSYM GRAPH APPEARS HERE]

                                              2/16/96 12/31/96 12/31/97 12/31/98
                                              ------- -------- -------- --------
Gensym.......................................  $100     $ 79     $ 30     $ 21
Nasdaq Composite Index.......................  $100     $119     $146     $205
Nasdaq Computer & Data Processing Services...  $100     $120     $147     $262

           PROPOSAL 2 -- RATIFICATION OF THE APPOINTMENT OF AUDITORS

  The Board of Directors has selected Arthur Andersen LLP as auditors of the Company for the year ending December 31, 1999, subject to ratification by stockholders at the Meeting. If the stockholders do not ratify the selection of Arthur Andersen LLP, the Board of Directors will reconsider the matter. A representative of Arthur Andersen LLP, which served as auditors for the year ended December 31, 1998, is expected to be present at the Meeting to respond to appropriate questions, and to make a statement if he or she so desires.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

  Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and intended to be presented in the proxy material for the 2000 Annual Meeting of Stockholders must be received by the Company at its offices, 125 CambridgePark Drive, Cambridge, MA 02140, no later than December 9, 1999 in order to be considered for inclusion in the Proxy Statement relating to that meeting. The Company suggests that proponents submit their proposals by certified mail, return receipt requested, addressed to the Secretary of the Company.

  The Company's Amended and Restated By-Laws (the "By-Laws") also establish advance notice procedures with respect to a stockholder nomination of candidates for election as Directors (a "Director Nomination") and for the conduct of other business to be brought before an annual meeting by a stockholder ("Other Business") not submitted pursuant to Rule 14a-8. A notice regarding a Director Nomination or a proposal for Other Business must be received by the Company not less than 60 days nor more than 90 days prior to the applicable stockholder meeting, provided, however, that in the event that less than 70 days' notice or prior disclosure of the date of the meeting is given or made to the Company's stockholders, the notice must be received by the Company not later than the tenth day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. Any such notice must contain certain specified information concerning the persons to be nominated and/or the Other Business and the stockholder submitting the Director Nomination or proposal for Other Business not made in compliance with such advance notice requirements. The Company has not yet publicly announced the date of the 2000 Annual Meeting. The advance notice provisions of the Company's By-Laws supersede the notice requirements contained in recent amendments to Rule 14a-4 under the Exchange Act. Director Nominations or stockholder proposals for Other Business should be mailed to Secretary, Gensym Corporation, 125 CambridgePark Drive, Cambridge, Massachusetts 02140.

                                 OTHER MATTERS

  The Board of Directors knows of no other business which will be presented for consideration at the Meeting other than that described above. However, if any other business should come before the Meeting, it is the intention of the persons named in the enclosed Proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

                            SOLICITATION OF PROXIES

  The Company will bear the costs of soliciting proxies. In addition to solicitations by mail, the Company's directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, telegraph, facsimile and personal interviews. The Company will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the Proxies. The Company will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution. In addition, to assist in the solicitation of proxies, the Company has engaged Kissel-Blake, Inc., New York, New York, for a fee of $4,000 plus reasonable out-of-pocket expenses.

                                          By order of the Board of Directors,

                                          Lowell B. Hawkinson
                                          Secretary

April 21, 1999

  THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION IS APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.